BANKWELL FINANCIAL GROUP ANNOUNCES THE ADOPTION OF A SHARE REPURCHASE PLAN

New Canaan, CT – December 19, 2018 – Bankwell Financial Group, Inc. (NASDAQ: BWFG) (the Company) announced that its Board of Directors authorized a share repurchase plan. Under the terms of the share repurchase plan, the Company is authorized to buy back up to 400,000 shares of its outstanding common stock. The implementation of the share repurchase plan is subject to regulatory approval.
The Company intends to accomplish the share repurchases through open market transactions, though the Company could accomplish repurchases through other means, such as privately negotiated transactions. The timing, price and volume of repurchases will be based on market conditions, relevant securities laws (such as 10b-18 and 10b5-1 rules under the Securities Exchange Act of 1934) and other factors. The share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion. The Company expects to fund any repurchases from cash on hand.

About Bankwell Financial Group
Bankwell is a commercial bank that serves the banking and lending needs of residents and businesses throughout Fairfield and New Haven Counties, CT. For more information about this press release, interested parties may contact Christopher R. Gruseke, President and Chief Executive Officer or Penko Ivanov, Executive Vice President and Chief Financial Officer of Bankwell Financial Group at (203) 652-0166.
For more information, visit www.mybankwell.com.